Registration No. [•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MARVION INC.
(Exact name of registrant as specified in its charter)

Nevada	26-2723015
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

21st Floor, Centennial Tower,

3 Temasek Avenue,

Singapore 039190
+ 65 6829 7029
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARVION INC. 2023 STOCK INCENTIVE PLAN

(Full title of the plan)

Man Chung CHAN

Chief Executive Officer

Marvion Inc.

+ 65 6829 7029

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jenny Chen-Drake, Esq.

CHEN-DRAKE LAW

1441 New Highway 96 West, Suite 2

Franklin, Tennessee 37064

(310) 358-0104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the employee benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request: Marvion Inc., 21st Floor, Centennial Tower, 3 Temasek Avenue, Singapore 039190, telephone number +65 6829 7029.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	Our Annual Report on Form 10-K (File No. 000-53612) for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023, pursuant to Section 13(a) under the Exchange Act;

(2)	Our Quarterly Report on Form 10-Q (File No. 000-53612) for the quarter ended March 31, 2023 filed with the SEC on May 15, 2023, pursuant to. Section 13(a) under the Exchange Act;
(3)	Our Quarterly Report on Form 10-Q (File No. 000-53612) for the quarter ended June 30, 2023 filed with the SEC on August 7, 2023, pursuant to. Section 13(a) under the Exchange Act;
(4)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period covered by the document referred to in (1) above;
(5)	The description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K (File No. 000-53612) for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023, pursuant to Section 13(a) under the Exchange Act.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the termination of the offering of the Shares under this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Prospectus.

Any statement contained in this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

2

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Chen-Drake Law has passed on the validity of the Shares offered pursuant to this Registration Statement.

Item 6. Indemnification of Officers and Directors

The Registrant is incorporated under the laws of the state of Nevada. Section 78.138 of the Nevada Revised Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person: (i) is not liable pursuant to Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada RSA Section 78.138 or did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she: (i) is not liable under Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada RSA further provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced under subsection 2 of Nevada RSA 78.751, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of a director, officer, employee or agent is proper under the circumstances. The determination must be made by: (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (iii) independent legal counsel, in a written opinion, if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

3

Section 78.751 of the Nevada RSA provides that a corporation shall indemnify any person who is a director, officer, employee or agent of a corporation to the extent such person has been successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by such person in connection with defending the action, including, without limitation, attorney’s fees. Unless otherwise restricted by a corporation’s articles of incorporation, bylaws or other agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and the liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities and expenses.

Subsection 7 of Section 78.138 of the Nevada RSA provides that, except as otherwise provided in the Nevada RSA, or unless the corporation’s articles of incorporation provide for greater individual liability, a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The registrant’s Restated Articles of Incorporation, as amended, provide that the registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending, or completed action or proceeding (whether civil, criminal, administrative or investigative) (whether or not by or in the right of the corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the corporation or any predecessor of the corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and cots) charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding. The corporation’s obligation to indemnify or advance/reimburse expenses is subject to the corporation having received an undertaking by the indemnitee to repay any advanced or reimbursed amount if it is ultimately determined by final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

The bylaws of the registrant also provides certain limitations and procedures to be followed in obtaining such indemnification and advancement of expenses.

4

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person the registrant in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions are necessary to attract and retain talented and experienced officers and directors.

Item 7. Exemption from Registration Claimed.

The securities that are to be reoffered or resold pursuant to the prospectus were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions not involving any public offering.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit Title	Herewith	Form	File No.	Date Filed
4.1	Restated Articles of Incorporation		Form 10 (Exhibit 3.1)	000-53612	10/26/2021
4.2	Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock		Amendment No. 1 to Form 10 (Exhibit 3.2)	000-53612	12/14/2021
4.3	Bylaws		Form 10 (Exhibit 3.2)	000-53612	10/26/2021
4.4	Specimen Stock Certificate		Form 10 (Exhibit 4.1)	000-53612	10/26/2021
5.1	Opinion of Chen-Drake Law, P.C. regarding legality of securities being registered	X
10.1	Form of Consultancy Agreement	X
23.1	Consent of Olayinka Oyebola & Co, Independent Registered Public Accounting Firm.	X
23.2	Consent of Chen-Drake Law, P.C. (included in Exhibit 5.1).	X
24.1	Power of Attorney (included on signature page).	X
99.1	Marvion Inc. 2023 Stock Incentive Plan	X
107	Calculation of Filing Fee Table	X

5

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement; and

(iv) To submit the employee benefit plan covered by the Registration Statement and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the employee benefit plan, if applicable, with the requirements of ERISA.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on the 21st day of September, 2023.

Marvion Inc.

By:	/s/ Man Chung CHAN
Man Chung CHAN
Chief Executive Officer and Chief Financial Officer

7